SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2006 (May 2, 2006)

Universal Display Corporation

(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-12031	23-2372688

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Phillips Boulevard
Ewing, New Jersey	08618

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 671-0980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

     On May 2, 2006, the Registrant entered into Amendment No. 2 to the Amended License Agreement among the Registrant, Princeton University (“Princeton”), the University of Southern California (“USC”) and the University of Michigan (“Michigan”). The amendment adds Michigan as a party to that agreement effective as of January 1, 2006. The agreement affords the Registrant exclusive license rights to all patents arising from a sponsored research program previously conducted at Princeton and USC, and that will now be conducted at USC and Michigan. In connection with executing the amendment, the Registrant entered into a new agreement with USC that extends the sponsored research program for three years, through April 30, 2009. Certain of the program research will be performed at Michigan under a subcontract with USC. The Registrant has agreed to provide up to $4.6 million in funding for this research over the three-year period.

Item 3.02     Unregistered Sales of Equity Securities

     During the second quarter of 2006, the Registrant has issued an aggregate of 312,413 shares of its common stock in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. On May 3, 2006, the number of shares so issued surpassed, in the aggregate, 1% of the number of shares of the Registrant’s common stock outstanding on that date. Of the shares issued, 121,141 shares were issued to PPG Industries, Inc. in consideration of services performed and materials provided by PPG Industries under its OLED Material Supply and Services Agreement with the Registrant. The remaining 191,272 shares were issued upon the exercise of outstanding warrants having a weighted average exercise price of $8.50 per share.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL DISPLAY CORPORATION

By:	/s/ Sidney D. Rosenblatt

Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: May 4, 2006